Exhibit 19.1

TRINSEO PLC

INSIDER TRADING POLICY

The Board of Directors of Trinseo PLC (together with its subsidiaries, the “Company” or “Trinseo”) has adopted this Insider Trading Policy (the “Policy”). This Policy governs the trading by “Insiders” (as defined below) in the securities of the Company, and any other public company as to which the person has become an Insider during the course of his or her employment or engagement by Trinseo with respect to transactions in the Company’s securities, as well as to derivative securities related to the Company’s securities, whether or not issued by the Company, such as exchange-traded options, and those of any other public company.

A.	Persons to Whom This Policy Applies

This Policy applies to all officers of the Company, all members of the Company’s Board of Directors, and all employees of Trinseo as well as the members of their immediate families (as defined in the General Commentary to Section 303A.02(b) of the New York Stock Exchange Corporate Governance Standards) and members of their household. This Policy also applies to all agents of, and consultants and contractors to, the Company who receive or have access to “Material Nonpublic Information” (as defined in Section 16, below) regarding the Company, its Business Partners and other public companies. These groups of people are generally referred to in this Policy as “Insiders.” Any person who possesses Material Nonpublic Information regarding the Company is an Insider for so long as the information is not publicly known. Any employee of Trinseo can be an Insider from time to time, and would at any such time be subject to this Policy. This Policy also applies to any person who receives Material Nonpublic Information from any Insider.

This Policy should not be interpreted to modify any agreements the Company and any of its executive officers, non-executive officers or employees may have entered into regarding the disclosure of confidential information.

B.Terms of This Policy

The Company has adopted this Policy to avoid even the appearance of improper conduct on the part of all Insiders. Accordingly, it is the policy of the Company to prohibit the unauthorized disclosure of any Material Nonpublic Information acquired in the workplace and the misuse of Material Nonpublic Information in any securities trading. Any Trinseo directors, officers and employees who violate this Policy shall be subject to disciplinary action by the Company, which may include suspension, ineligibility for future participation in the Company’s equity incentive plans, or termination of employment.

1.	Trading on Material Nonpublic Information. No Insider, and no immediate family member or household member of any such person, shall engage in any transaction involving a purchase or sale of the Company’s securities during any period commencing

Exhibit 19.1

with the date that he or she possesses Material Nonpublic Information, and ending at the close of business on the second Trading Day following the date of public disclosure of that information. As used herein, the term “Trading Day” shall mean a day on which national securities exchanges and the New York Stock Exchange are open for trading. A “Trading Day” begins at the time trading begins on such day. This restriction on trading does not apply to transactions made under a trading plan adopted pursuant to SEC Rule 10b5-l(c) and approved in writing by the Company (a “Rule 10b5-1 Trading Plan”).

It also violates Company policy for any Insider to use any nonpublic information about the Company for personal benefit. These prohibitions against trading while in possession of Material Nonpublic Information (or using such information for personal benefit) also apply to Material Nonpublic Information about any other company that has been obtained in the course of a person’s work for the Company.

2.	No Exceptions. Transactions that may be necessary or useful for independent reasons (such as the need to raise money for a personal expenditure in the event of an emergency) are not exceptions from this Policy. The securities laws do not recognize such mitigating circumstances and, in any event, it is the purpose of this Policy to avoid even the appearance of an improper transaction in order to preserve the Company’s reputation for adhering to the highest standards of conduct.

3.	No Tipping. No Insider shall disclose (“tip”) Material Nonpublic Information to any other person (including any immediate family member or household member) where such information may be used for trading in the securities to which that information relates. Nor shall such Insider make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in such securities. This prohibition against “tipping” also applies to Material Nonpublic Information about any other company that has been obtained in the course of a person’s work for the Company.

4.	Restrictions on Selective Disclosure of Material Nonpublic Information. No Insider shall disclose in any manner any Material Nonpublic Information to any person except as follows: (i) disclosure to a person who has signed an appropriate agreement to hold such information in confidence; (ii) disclosure to senior management of the Company; (iii) disclosure to personnel who need the information to carry out their services to the Company and who agree to hold the information in confidence; (iv) disclosure to the Company’s lawyers, accountants or advisors if the information disclosed is related to a matter on which they are involved; or (v) as approved by the Chief Compliance Officer of the Company.

5.	Inadvertent Disclosures. If any Insider should inadvertently selectively disclose any Material Nonpublic Information to any person not covered by the exceptions listed in Section 4 above, Company policy requires that such inadvertent disclosure be reported as soon as possible to the Chief Compliance Officer of the Company. Such inadvertent disclosure may arise because of a mistaken belief about the materiality or nonpublic nature of the disclosed information, the identity of the recipient of such disclosure, the applicability of a confidentiality agreement or numerous other reasons. Applicable law

Exhibit 19.1

(Regulation FD, in particular) generally requires the Company to publicly disclose promptly the information that had been inadvertently disclosed.

6.	Confidentiality of Nonpublic Information. All nonpublic information relating to Trinseo is the property of the Company, and the unauthorized disclosure of such information is forbidden. All directors, officers and employees of, and consultants and contractors to, the Company shall (i) keep all memoranda, correspondence and other documents that reflect nonpublic information in a secure place, such as a locked office or a locked file cabinet, so that they cannot be seen by third persons and (ii) not discuss Material Nonpublic Information where it may be overheard, such as in restaurants, elevators, restrooms and other public places. In the event of any inquiries from outside the Company, such as from a stock analyst, for information (e.g., financial results and/or projections) that may be Material Nonpublic Information, the inquiry should be referred to the Company’s Public Affairs office, which is responsible for coordinating and overseeing responses to such inquiries.

7.	Liability for Insider Trading. Insiders may be subject to penalties of up to $5,000,000 and up to 20 years in jail for engaging in transactions in the Company’s securities at a time when they have knowledge of Material Nonpublic Information regarding the Company.

8.	Liability for Tipping. Insiders may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed Material Non- public Information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. The Securities and Exchange Commission has imposed large penalties even when the disclosing person did not profit from the trading. The Financial Industry Regulatory Authority uses sophisticated electronic surveillance techniques to uncover insider trading.

9.	Black-Out Periods. The period beginning at the close of the stock market on the tenth business day of the third calendar month of each fiscal quarter, and ending at the close of the market on the second Trading Day following the date of public disclosure of the financial results for the previously completed quarter or year, is a particularly sensitive period of time for transactions in the Company’s securities. This sensitivity is due to the fact that during these periods, officers, directors and certain employees may possess Material Nonpublic Information about the expected financial results for the quarter or year. Accordingly, it is the Company’s policy to treat this period of time as a “Black-Out Period.” All directors and officers and those other employees of the Company or its subsidiaries who have access to the Company’s internal financial statements, are prohibited from trading during such Black-Out Period.

In addition to these standard Black-Out Periods, from time to time depending on the relevant circumstances, the Company may impose a special Black-Out Period during which the same prohibitions and recommendations shall apply. Any persons affected by a special Black-Out Period will be notified by the Company in advance. The Black-Out

Exhibit 19.1

Period restrictions on trading do not apply to transactions made under a Rule 10b5-1 Trading Plan. However, the Black-Out Period restrictions do encompass the fulfillment of “limit orders” by any broker for a director, officer or employee, and the brokers with whom any such limit order is placed must be so instructed at the time it is placed.

It should be noted that even outside of any Black-Out Period, any person possessing Material Nonpublic Information may not engage in any transaction in the securities of the company to which such information relates until such information has been known publicly for at least two Trading Days. This restriction on trading does not apply to transactions made under a Rule 10b5-1 Trading Plan.

10.	Employee Benefit Plan Black-out Periods. An individual account plan “black-out period” exists whenever the Company or any plan fiduciary temporarily suspends for more than three consecutive business days the ability of 50% or more of the plan participants or beneficiaries under all individual account plans maintained by the Company to acquire or dispose of any of the Company’s equity securities held in the plans. This Policy extends this prohibition to all officers of the Company, in addition to the restrictions described in Section 17(c) of this plan.

11.	Pre-Clearance of Trades. The Company has determined that those executive officers and directors of the Company, and other persons identified by the Company from time to time, who have access to material nonpublic information (the “Access Persons”) may not trade in the Company’s securities at any time without first complying with the Company’s “pre-clearance” process, as described below. The list of Access Persons shall be maintained by the Company’s Chief Compliance Officer and notice to Access Persons shall be distributed quarterly.

Access Persons must contact the Company’s Chief Compliance Officer prior to commencing any trade in the Company’s securities. While the Company strives to provide approvals as soon as practicable, approvals may take up to two Trading Days. The Chief Compliance Officer will consult as necessary with senior management of and/or other legal counsel to the Company before clearing any proposed trade. If the pre-clearance is denied, such denial must be kept confidential by the Access Person requesting pre-clearance. Unless otherwise provided, pre-clearance of a trade is valid for three business days. If the trade is not executed within that time, the Access Person requesting pre- clearance must request pre-clearance again.

Although an Access Person wishing to trade pursuant to a Rule 10b5-1 Trading Plan need not seek pre-clearance from the Company’s Chief Compliance Officer before each trade takes place, such Access Person must obtain Company approval of the proposed Rule 10b5-1 Trading Plan, and certain modifications, suspensions, and terminations thereof.

This pre-clearance process is an integral part of this Policy but is not to be interpreted as financial, personal or legal advice with respect to securities trading or investments.

Exhibit 19.1

The Company may also find it necessary, from time to time, to require compliance with the pre-clearance process from certain other employees, consultants and/or contractors in addition to Access Persons.

12.	Individual Responsibility. Every Insider and covered employee has the individual responsibility to comply with this Policy against insider trading, and to forego a proposed transaction in the Company’s securities if it would violate this Policy. Each Insider and any other covered employee must carefully consider how regulators and others might view a transaction in the Company’s securities in hindsight.

13.	An Insider may, from time to time, have to forego a proposed trade in the Company’s securities even if he or she planned to enter the trade before learning of the Material Nonpublic Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.

14.	Rule 10b5-1 Trading Plans.

(a)	Approval. All Rule 10b5-1 Trading Plans must be approved in advance and in writing by the Chief Legal Officer or Chief Compliance Officer. Rule 10b5-1 Trading Plans may only be entered into when a Company trading window is open and when the individual is not in possession of any material inside information. Any person entering into a Rule 10b5-1 Trading Plan must act in good faith when entering into and executing such plan. After April 1, 2023, any new Rule 10b5-1 Trading Plans adopted by members of the Board of Directors and executive officers of the Company will be disclosed in the Company’s periodic reports.

(b)	Cooling Off Period. No trades may be executed under a Rule 10b5-1 Trading Plan until 30 days from its approval date. For members of the Board of Directors and executive officers of the Company, no trades may be executed under a Rule 10b5-1 Trading Plan until the later of (i) 90 days from its approval date and (ii) two business days after the Company discloses its financial results for the fiscal period in which the Rule 10b5-1 Trading Plan was adopted (up to a maximum of 120 days). Once a Rule 10b5-1 Trading Plan is approved and the relevant waiting period has passed, trades made pursuant to such plan will not require additional pre-clearance, as long as the plan specifies the dates, prices and amounts of the contemplated trades or establishes a formula for determining dates, prices and amounts.

(c)	Modification. The modification, suspension, or termination of a Rule 10b5-1 Trading Plan prior to its expiration date (except for an event automatically triggering suspension or termination under the Rule 10b5-1 Trading Plan), must be approved in advance and in writing by the Chief Legal Officer or Chief Compliance Officer. Any modification or change to the amount, price or timing of a trade under a Rule 10b5-1 Trading Plan will be treated as a termination of the existing plan and the adoption of a new plan on the modified terms. Except

Exhibit 19.1

in the case of a personal hardship, Insiders will generally not be permitted to modify, suspend, or terminate the Rule 10b5-1 Trading Plan during a Black-out Period.

(d)	Multiple Plans Prohibited. Overlapping plans will only be permitted (i) to replace an existing plan which has had executed no trades prior to its expiration, or (ii) for the purpose of selling shares to cover tax obligations associated with equity award vesting.

15.	Avoidance of Speculative Transactions. No Insider may engage at any time in speculative transactions in the Company’s securities, as described below.

(a)	Short Sales. No Insider may engage in short sales of the Company’s securities. More specifically, no Insider may sell any equity security of the Company if such person either (a) does not own the security sold or (b) does not deliver the security against such sale within twenty days thereafter or does not within five days after such sale deposit the security in the mails or other usual channels of transportation, unless such sale is approved in writing by the Chief Compliance Officer of the Company.

(b)	Publicly-Traded Options. No Insider may engage in transactions in puts, calls or other derivative securities related to any equity securities of the Company, on a national securities exchange or in any other organized market. A “derivative security” includes any option, warrant, convertible security, stock appreciation right or similar security with an exercise or conversion price or other value related to the value of any equity security of the Company. This prohibition does not, however, apply to any exercise of Company stock options pursuant to any Trinseo option or equity incentive plan(s) or any other benefit plans that may be adopted by the Company from time to time, any sale of Company shares in connection with any cashless exercise (if otherwise permitted), or payment of withholding tax upon the exercise, of any such stock option.

(c)	Hedging Transactions. No Insider may engage in hedging or monetization transactions, such as zero-cost collars and forward sale contracts, which would allow such person to continue to own the covered securities without the full risks and rewards of ownership.

(d)	Margin Accounts and Pledges. No Insider may hold Company securities in a margin account or pledge Company securities as collateral for a loan. An exception to this prohibition may be granted where a person wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge Company securities as collateral for a loan must submit a request for approval to the Company’s Chief Compliance Officer at least five (5) business days prior to the proposed execution of documents evidencing the proposed pledge.

Exhibit 19.1

16.	Applicability of Policy to Material Nonpublic Information Regarding Other Companies. This Policy also applies to Material Nonpublic Information relating to other public companies, including the Company’s vendors, customers and suppliers (“Business Partners”), when that information is obtained in the course of employment with, or the performance of services on behalf of, the Company. Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding the Company’s Business Partners or other public companies. All officers, directors, employees, consultants and contractors must treat Material Nonpublic Information about the Company’s Business Partners and other public companies in the same manner as would be appropriate for such information regarding the Company.

17.	Definition of Material Nonpublic Information. It is not possible to provide a precise and comprehensive definition of every possible item which could constitute “material” information. Nonetheless, in general information should be regarded as material if there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision regarding the purchase or sale of the Company’s securities, given the total mix of available information. Information is “nonpublic” if it is not known by persons outside of Trinseo or its agents, advisors and representatives, i.e., it has not been previously disclosed publicly and is otherwise not available to the general public, and even after disclosure has been made, until a reasonable time has passed after it has been disclosed by means likely to result in widespread public awareness (e.g., SEC filings, press releases or publicly accessible conference calls). Such information is what is referred to in this Policy as Material Nonpublic Information.

As a general rule, information is considered nonpublic until at least the second full Trading Day after the information is released. For example, if the Company announces financial earnings before trading begins on a Tuesday, the first time you can buy or sell Company securities is the opening of the market on Thursday (assuming you are not aware of other Material Nonpublic Information at that time). However, if the Company announces earnings after trading begins on that Tuesday, the first time you can buy or sell Company securities is the opening of the market on Friday.

As additional guidance, there are certain types and categories of information that are particularly sensitive, and should be presumed to be material in the absence of highly compelling facts and circumstances which would conclusively demonstrate the contrary. Examples of such information (whether positive or negative for the Company) include:

●Financial results, budgets or projections;
●Changes in order rates;
●Execution or termination of significant contracts with suppliers and customers and other business partners;
●A significant pending or proposed merger, joint venture or acquisition;
●The disposition or acquisition of significant assets;
●Significant developments related to intellectual property;
●Significant developments involving corporate relationships;

Exhibit 19.1

●Changes in dividend policy;
●New service announcements of a significant nature;
●Stock splits;
●Stock repurchases;
●Significant changes in executive management;
●Board of Directors personnel or governance changes;
●New equity or debt offerings;
●Significant actual or threatened litigation;
●Significant new products or discoveries;
●An event requiring the filing of a current report on Form 8-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

If you are uncertain whether you possess Material Nonpublic Information, you must always consult the Company’s Chief Compliance Officer before trading in the Company’s securities. And whether or not you are an Insider, if you are in possession of Material Nonpublic Information you may not trade in the securities of the Company or any other company to which the Material Nonpublic Information relates.

18.Certain Exceptions to this Policy. This Policy does not apply in the case of the following transactions, except as specifically noted:

(a)	Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to an equity incentive or similar plan, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to a stock option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of Company stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

(b)	Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which a person elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.

(c)	401(k) Plan. This Policy does not apply to purchases of Company securities in the Company’s 401(k) plan resulting from the periodic contribution of money to the plan pursuant to a payroll deduction election. This Policy does apply, however, to certain elections available under the 401(k) plan, including: (a) the decision to begin to make periodic contributions that are allocated to the Company stock fund; (b) an election to increase or decrease the percentage of an employee’s periodic contributions that will be allocated to the Company stock fund; (c) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (d) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of

Exhibit 19.1

the Company stock fund balance; and (e) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

(d)	Other Similar Transactions. Neither any other purchase of Company securities from the Company or sale of Company securities to the Company is subject to this Policy.

(e)	Gifts. Bona fide gifts of Company securities are not subject to this Policy unless the person making the gift has reason to believe that the recipient intends to sell the securities at a time when the person making the gift (or a family member or other related person or entity covered by this Policy) would be prohibited from doing so.

(f)	Trust Transfers. Transfers of Company securities to or from a trust are not subject to this Policy.

(g)	Mutual Fund Investments. Transactions in mutual funds that are invested in Company securities are not subject to this Policy.

19.	Post-Termination Transactions. This Policy continues to apply to your transactions in Company securities even after you have terminated your employment with the Company. Thus, if you are in possession of Material Nonpublic Information when your employment terminates, you may not trade in Company securities until that information has become public or is no longer material.

20.	Inquiries, Concerns and Reports. Please direct any questions or concerns you may have, or make any reports, as to any of the matters discussed in this Policy to the Company’s Chief Compliance Officer. You may also use the Trinseo Ethics Hotline for this purpose. Please remember, however, that you have ultimate responsibility for your adherence to this Policy.

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The Company expects strict compliance with the foregoing policies by all persons subject to this Policy. Any failure to observe these guidelines may result in serious legal difficulties for you, as well as the Company. Furthermore, any failure to follow the letter and spirit of this Policy will be considered a matter of extreme seriousness and may serve as a basis for termination of employment or service.